Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate to Accompany
Restated Articles or
Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability
Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.    Name of Nevada entity as last recorded in this office: Kush Bottles, Inc.

2.    The articles are: (mark only one box)             ☐ Restated              ☒ Amended and Restated
Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3.     Indicate what changes have been made by checking the appropriate box:*

☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒	The entity name has been amended.

☒	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☒	The purpose of the entity has been amended.

☐	The authorized shares have been amended.

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☒	Articles have been added.

☒	Articles have been deleted.

Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional)  Date: 09/01/2018                      Time: 0:01 a.m.

(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles Revised: 1-5-15

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

KUSHCO HOLDINGS, INC.

(formerly Kush Bottles, Inc.)

Pursuant to Section 78.403 of the Nevada Revised Statutes, Kush Bottles, Inc., a Nevada corporation, hereby amends and restates its Articles of Incorporation in their entirety as follows:

I. Corporate Name

The name of the Corporation is KushCo Holdings, Inc.

II. Resident Agent

The name and address of the registered agent is The Corporation Trust Company of Nevada, 701 S. Carson St., Suite 200, Carson City, Nevada 89701.

III. Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the provisions of Chapter 78 of the Nevada Revised Statutes.

IV. Capitalization

A. Authorized Shares.

The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.” The Corporation is authorized to issue in the aggregate (i) Two Hundred Sixty-Five Million (265,000,000) shares of its Common Stock having a par value of $0.001 per shares and (ii) Ten Million (10,000,000) shares of its Preferred Stock having a par value of $0.001 per share.

B. Fully Paid and Non-Assessable.

Any and all shares of stock issued by the Corporation, the fixed consideration for which has been paid or delivered, shall be deemed fully paid stock and such shares shall not be liable for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments.

C. Preemptive Rights.

No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, whether preemptive, preferential or otherwise, to subscribe for, purchase or receive any shares of the Corporation of any class, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares of any class, whether now or hereafter authorized and whether issued, sold or offered for sale by the Corporation for cash or other consideration or by way of dividend, split of shares or otherwise. This provision shall be interpreted to deny preemptive or preferential rights to the maximum extent permitted under Nevada law.

V. Preferred Stock

A. General.

Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine.  Each such series shall be given a distinguishing designation.  All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and except to the extent otherwise provided in the description of such series, with those of other shares of Preferred Stock.

B. Powers and Rights of Preferred Stock.

Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the preferences, limitations and relative rights of the shares of such series, including the following:

1.             The distinctive designation and number of shares comprising such series, which number may (except as otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

2.             The voting rights, if any which shares of the series shall have, which may be special, conditional, limited or otherwise;

3.             The rate of dividends, if any, on the shares of the series, whether dividends shall be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date to dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation’s capital stock, and the relative rights of priority, if any, of payment of dividends on shares of the series over shares of any other series or over the Common Stock;

4.             Whether the shares of the series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the Corporation, the stockholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic date or events and whether such amount shall be paid in cash, indebtedness, securities or other property or rights, including securities of any other corporation;

5.             Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms of the amounts payable into such sinking fund;

6.             The rights to which the holders of the shares of the series shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series or over the Common Stock in any such event;

7.             Whether the shares of the series shall be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation, and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic date or events, the date or dates upon or after which they shall be convertible or exchangeable, the during for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the Corporation, the stockholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

8.             Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

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9.              Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not inconsistent with the provisions of this Article and the full extent now or hereafter permitted by the law of the State of Nevada.

VI. Board of Directors

A. Number of Directors.

The number of directors shall be fixed by, or in the manner provided in, the Bylaws.

B. Election of Directors.

Directors shall be elected by the vote of the holders of Common Stock as set forth in the Bylaws of the Corporation but subject to any designation of rights and preferences of any shares of Preferred Stock.

VII. Liability and Indemnification

A. Liability.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for:

1.             acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or

2.             in the case of directors, the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

If the Nevada Revised Statutes are hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

B. Indemnification.

1.            The Corporation will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

2.            The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Article VII, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

3.            The right to indemnification and to the advancement of expenses conferred by this Article VII are not exclusive of any other rights that an Indemnitee may have or acquire under any statue, bylaw, agreement, vote of stockholders or disinterested directors, the Amended and Restated Articles of Incorporation or otherwise.

4.            The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the request as a director, officer employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement or expenses from such other entity.

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5.            The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding from which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation or of the indemnification provisions of the Bylaws by the Board of Directors or the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing prior to the date when such repeal or modification becomes effective.

VIII. Amendment of Articles of Incorporation

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Articles of Incorporation and add or insert any other provision authorized by the laws of the State of Nevada in the manner now or hereafter prescribed by law.  All rights, preferences or privileges of whatever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights now reserved in this Article.

IX. Existence

The Corporation shall have perpetual existence.

These Amended and Restated Articles of Incorporation of the Corporation have been approved by the unanimous vote of the Board of Directors of Kush Bottles, Inc. on March 9, 2018 and by 55.9% of the total voting power of the Corporation on May 8, 2018.

[Signature appears on following page]

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IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of August 29, 2018.

KUSH BOTTLES, INC.

By:	/s/ Nicholas Kovacevich
Name: Nicholas Kovacevich
Title: Chairman and Chief Executive Officer

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